Exhibit 99.1
INVESTORS BANCORP, INC. AND GOLD COAST BANCORP, INC. ANNOUNCE GOLD COAST BANCORP, INC. SHAREHOLDER APPROVAL OF MERGER
Short Hills, N.J. and Islandia, N.Y. - (PRNewswire) - December 16, 2019. Investors Bancorp, Inc. (NASDAQ: ISBC) (“Investors Bancorp”), the parent company of Investors Bank, and Gold Coast Bancorp, Inc. (OTC: GLDT) (“Gold Coast Bancorp”), the parent company of Gold Coast Bank, announced today that the shareholders of Gold Coast Bancorp have approved the merger of Gold Coast Bancorp with and into Investors Bancorp. Approval of the merger by Investors Bancorp’s stockholders was not required.
The closing of the merger remains subject to a number of conditions as set forth in the Agreement and Plan of Merger dated as of July 24, 2019 between Investors Bancorp and Gold Coast Bancorp (the “Merger Agreement”).
Investors Bancorp and Gold Coast Bancorp previously announced that, under the terms of the Merger Agreement, each Gold Coast Bancorp shareholder will receive, at the shareholder’s election, 1.422 shares of Investors Bancorp common stock, $15.75 in cash, or a combination of Investors Bancorp common stock and cash, subject to adjustment as set forth in the Merger Agreement, for each share of Gold Coast Bancorp common stock owned at the effective time of the merger. Notwithstanding any such election, fifty percent (50%) of the total number of shares of common stock of Gold Coast Bancorp issued and outstanding immediately prior to the effective time of the merger will be converted into shares of common stock of Investors Bancorp and fifty percent (50%) of such shares of common stock of Gold Coast Bancorp will be converted into cash, subject to adjustment as set forth in the Merger Agreement.
About Investors Bancorp, Inc.
Investors Bancorp, Inc. is the holding company for Investors Bank, which operates from its corporate headquarters in Short Hills, New Jersey and 147 branches located throughout New Jersey and New York.
About Gold Coast Bancorp, Inc.
Gold Coast Bancorp, Inc. is the holding company for Gold Coast Bank, which is headquartered in Islandia, New York and has additional branches located in Huntington, Setauket, Farmingdale, Mineola, Southampton and Brooklyn, New York.
Investor Relations Contacts
Investors Bancorp, Inc.
Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Gold Coast Bancorp, Inc.
Contact: Catherine Califano
(631) 233-8600
ccalifano@gcbny.com